                                                                    EXHIBIT 23.3


                         Independent Auditors' Consent


The Board of Directors
Salton, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Salton, Inc. of our report dated March 16, 1999, with respect to the consolidated balance sheets of Toastmaster Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 10-K of Salton, Inc. for the year ended June 26, 1999, and to the reference to our firm in this registration statement under the heading "Experts".


                                                     /s/ KPMG LLP

Kansas City, Missouri
December 10, 1999